KAMAN REPORTS 2004 THIRD QUARTER, NINE MONTH RESULTS

BLOOMFIELD, Connecticut (November 8, 2004) - Kaman Corp. (NASDAQ: KAMNA) today reported financial results for the third quarter and nine months ended September 30, 2004.

The company reported a net loss for the 2004 third quarter of $11.9 million, or $0.52 loss per share diluted, compared to net earnings of $1.2 million, or $0.05 earnings per share diluted the previous year. Net sales for the third quarter were $246.0 million, compared to $223.3 million in the 2003 period.

The third quarter loss is primarily attributable to events in the Aerospace segment, including a non-cash sales and pre-tax earnings charge in the third quarter of $20.1 million (includes an $18.2 million negative sales adjustment for recoverable costs not-billed and a $1.9 million addition to the corporation’s bad debt reserve for billed receivables) that eliminates the company’s investment in contracts with MD Helicopters, Inc. (MDHI). Included in the third quarter results were $2.0 million in severance costs associated with realignment of the segment’s management team, and approximately $1.6 million in increased accrued contract costs associated with the Australia SH-2G(A) helicopter program.

For the nine-month period of 2004, the company reported a net loss of $12.4 million, or $0.55 loss per share diluted, compared to net earnings of $18.4 million, or $0.81 earnings per share diluted in the period a year ago. In addition to the $20.1 million charge for the MDHI program and other items listed above, the 2004 nine-month results include a second quarter $7.1 million non-cash adjustment to the company’s Boeing Harbour Pointe parts and subassemblies contract. The 2003 nine-month results included a $10.6 million after-tax gain, or $0.48 per share, from the sale of the company’s Electromagnetics Development Center (EDC). Nine-month net sales for 2004 were $738.9 million, compared to $655.6 million a year ago.

The MDHI charge required that the company obtain an amendment to its $150 million revolving credit agreement in order to avoid violation of a financial covenant. The amendment, effective as of September 30, 2004 has been filed as an exhibit to Form 8-K.

Paul R. Kuhn, chairman, president and CEO, said, “While actions taken by the company to address issues in the Aerospace segment have resulted in a loss for the quarter and nine-month periods, the company has made meaningful progress aligning our various business models with the changing markets we serve. While there is still a considerable amount of work to do and difficult challenges remain, there are numerous bright spots in the company. The Kamatics proprietary aircraft bearing business operated at record levels, and very significantly, both the Industrial Distribution segment, Kaman’s largest in terms of sales, and the Music segment had record sales for the quarter, continuing to benefit from market improvement and solid execution of their strategic initiatives of the past several years. Along with th ese, there are also some other encouraging signs. Fuzing began to make deliveries under its low rate initial production contract for the joint programmable fuze (JPF), the company continued to make progress toward completion of its SH-2G(A) helicopter production contract with Australia, and the Jacksonville facility, which has been operating at well below capacity levels, is beginning to see new work coming in.”

The board of directors voted to continue to pay dividends at the rate of $0.11 per share in each of the first three quarters of the year.

“Kaman Reports Third Quarter Earnings”
November 8, 2004

Summary of Segment Information
(In millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2004	2003	2004	2003

Net sales:
Aerospace	$54.3	$62.8	$180.8	$187.4
Industrial Distribution	149.3	122.6	440.2	364.7
Music	42.4	37.9	117.9	103.5
	246.0	223.3	738.9	655.6

Operating profit (loss):
Aerospace	(15.1)	1.7	(15.5)	15.5
Industrial Distribution	5.5	2.8	16.3	9.0
Music	3.5	2.8	6.8	6.0
Net gain/(loss) on sale of product
lines and other assets	-	1.3	.2	18.1
Corporate expense (1)	(6.7)	(5.5)	(19.2)	(15.1)

Operating profit (loss)	(12.8)	3.1	(11.4)	33.5
Interest expense, net	(.9)	(.7)	(2.6)	(2.3)
Other income/(expense), net	(.1)	(.4)	(.8)	(1.0)

Earnings/(loss) before
income taxes	$(13.8)	$2.0	$(14.8)	$30.2

(1)  “Corporate expense” increased for the three months ended September 30, 2004, compared to the prior year period, primarily due to a $1.2 million increase in pension expense and a $1.9 million increase in supplemental retirement plan expense, offset by a $0.6 million reduction in salary expense, a $0.7 reduction in consulting expense, and a $0.8 million decrease in stock appreciation rights expense. The increase for the nine months ended September 30, 2004, compared to the prior year period, is primarily due to a $3.5 mi llion increase in pension expense and a $1.9 million increase in supplemental retirement plan expense, offset by a $1.0 reduction in consulting expense.

“Kaman Reports Third Quarter Earnings”
November 8, 2004

REPORT BY SEGMENT

Aerospace Segment

The Aerospace segment had a third quarter operating loss of $15.1 million, compared to an operating profit of $1.7 million a year ago. The loss is primarily attributable to a $20.1 million non-cash sales and pre-tax earnings charge for its MDHI contracts discussed below. The 2004 third quarter results also include $0.9 million in underutilized facility costs primarily associated with the absence of new helicopter orders at the Bloomfield facility. The 2003 results include the effect of $0.9 million in relocation and re-certification costs related to the closure in 2002 of the company’s Moosup, Conn. plant. Sales for the third quarter of 2004 were $54.3 million, net of an $18.2 million negative sales adjustment for the MDHI program, compared to $62.8 million in the prior year period.

For the 2004 nine-month period, the segment had an operating loss of $15.5 million as a result of the MDHI charge, a $7.1 million adjustment in the second quarter for the Boeing Harbour Pointe contract, and underutilized facility costs of $2.5 million. Nine-month operating profits for the 2003 period were $15.5 million, including the effect of $2.1 million in ongoing relocation and re-certification costs related to the Moosup, Conn. plant closure. Sales for the 2004 nine-month period were $180.8 million, net of the $18.2 million negative sales adjustment for MDHI, compared to $187.4 million in the 2003 period.

Aircraft Structures and Components

Third quarter aircraft structures and components sales were $15.2 million, net of the $18.2 million negative sales adjustment for MDHI, compared to $25.7 million in the period a year ago. With the adjustment, this business contributed approximately 28 percent of the Aerospace segment’s sales in the third quarter, compared to approximately 41 percent a year ago.

Aircraft Structures and Components involves commercial and military aircraft programs, including proprietary aircraft bearings, the production of aircraft subassemblies and other parts for Boeing commercial airliners and the C-17 military transport, and helicopter subcontract work.

Results for the company’s Kamatics proprietary aircraft bearing business were significantly higher in the third quarter and nine-month periods compared to a year ago. These products are in use in most military and commercial aircraft in production. Business conditions overall continued to improve with signs of mounting customer momentum across the markets served.

The market for subcontract detail parts manufacturing and assembly work at the expanded Jacksonville operation continues to be very competitive, and the lower sales volume at Jacksonville, in particular, has resulted in overhead and general and administrative expenditures being absorbed at higher rates by active programs, and generally lower profitability or losses for these programs. Improving performance metrics and reestablishing levels of customer satisfaction continue to be a focus at the Jacksonville facility. The company is also beginning to bring orders from new customers on line that should help with the overhead absorption issue.

The company has multi-year contracts for production of fuselages for the MD Helicopters 500 and 600 series helicopters and composite rotor blades for the MD Explorer helicopter. Because of unresolved payment issues with MDHI, Kaman stopped work under this program in 2003. In the third quarter of 2004, the company recorded a sales and non-cash pre-tax earnings charge of $20.1 million, consisting of an $18.2 million negative sales adjustment and a $1.9 million addition to the corporation’s bad debt reserve, to eliminate its investment in these programs and related receivables. The charge is not expected to result in any future cash expenditures.

“Kaman Reports Third Quarter Earnings”
November 8, 2004

Mr. Kuhn, said, “As previously reported, it had been our expectation that MDHI would be successful in executing its strategy to improve current financial and operational circumstances. MDHI management has indicated that, although it continues to work on this strategy, it has not been able to resolve the situation thus far; therefore, we determined that, given the current circumstances, a sales and pre-tax earnings charge in the amount of our investment under these contracts needed to be taken in accordance with accounting principles generally accepted in the United States. We intend to maintain a business relationship with MDHI should it be successful in improving its financial and operational situation.”

Advanced Technology Products

Sales of the company’s advanced technology products in the third quarter were $13.6 million, compared to $15.8 million a year ago. Sales in the third quarter 2003 were somewhat higher due to one-time fuzing deliveries in that period. The business accounted for approximately 25 percent of Aerospace segment sales, the same as a year ago.

The company manufactures products for military and commercial markets, including safe, arm and fuzing devices for a number of major missile and bomb programs; and precision measuring systems, mass memory systems and electro-optic systems. The company has a contract with the U.S. Air Force for production of the advanced FMU-152A/B Joint Programmable Fuze. The JPF contract has a value of $13.6 million covering LRIP (low rate initial production) and production of Lot 1 that extends through 2005. During the third quarter the company continued working on materials flow and manpower ramp-up to meet production requirements. The JPF contract includes options for eight additional years of production that would bring the total potential value, if fully exercised, to $168.7 million.

Since 2001, the company’s Electro-Optics Development Center (EODC) in Tucson, Ariz., has been teamed with the University of Arizona’s Steward Observatory (University) to build a 6.5-meter aperture collimator that will be used for testing large optical systems in a vacuum environment. The EODC has been working under a $12.8 million fixed-price contract to design and fabricate the structural, electrical, mechanical and software control systems for the collimator. The EODC has experienced significant cost growth in its portion of the program which it believes is a result of changes in the scope of the project, and in April 2004, submitted a claim in the amount of $6.3 million to the University to recover these additional costs. Having been unable to satisfactorily resolve this matter, the company filed suit against the University on September 17, 2004 to recover these costs and has stopped production on the program. A counterclaim has recently been filed by the University and the litigation process is ongoing.

Helicopter Programs

Sales generated by the SH-2G Super Seasprite and K-MAX helicopter programs, including spare parts and sales support, totaled $25.5 million in the third quarter, compared to $21.3 million in the year ago period. This represented approximately 47 percent of segment sales for the quarter, compared to approximately 34 percent the previous year.

Production of the 11 SH-2G(A) aircraft for the Australia program is essentially complete. As previously reported, the aircraft lack the full Integrated Tactical Avionics System (ITAS) software and progress is continuing on this element of the program. The company currently expects to deliver the first fully operational aircraft by mid-year 2005. Due to the complexity of the integration process and testing results that indicate additional work to be done, the company added $1.6 million to its estimated accrued contract loss during the quarter to reflect the current estimate of costs to complete the program.

The company continued to market K-MAX helicopter inventory that had been written down to an estimated fair market value in 2002. With the July sale to Grizzly Mountain Aviation of Prineville, Ore., of its second K-MAX, the company has now sold or leased all of its available K-MAX helicopters. Additionally, during the quarter two customers converted from leases to sales. At September 30, 2004, the company had an inventory of approximately $30.8 million in K-MAX spare parts and leased aircraft.

“Kaman Reports Third Quarter Earnings”
November 8, 2004

Management is in discussions with U.S. Naval Air Systems Command (NAVAIR) regarding the potential purchase by the company of a portion of the Bloomfield complex that Aerospace currently leases from NAVAIR and has operated for several decades for the principal purpose of performing U.S. government contracts. Pursuant to the federal government's policy of disposing of such government-owned, contractor-operated facilities and the terms of the current lease, the company has confirmed to the General Services Administration (GSA) that negotiations are underway for purchase of the facility, which will lead to determination of the price and other terms of the sale. Management believes that the facility, which is currently utilized for flight and ground test operations and limited parts manufacturing, is important to its on going operations. As part of its decision-making process, the company is discussing with NAVAIR and the GSA the method that would be used to calculate the purchase price of the facility which could possibly include the company undertaking some level of the environmental remediation that may be legally required in the event of a sale of the property.

Industrial Distribution Segment

Industrial Distribution’s operating profit was $5.5 million in the third quarter, compared to $2.8 million the previous year. Sales for the quarter were $149.3 million, including $7.4 million from Industrial Supplies, Inc. (ISI) which was acquired in the fourth quarter of 2003, compared to $122.6 million in the 2003 quarter.

For the first nine months of 2004, the segment had operating profits of $16.3 million, compared to $9.0 million in the same period last year. Sales for the 2004 nine-month period were $440.2 million including $21.8 million from ISI, compared to $364.7 million a year ago. Vendor incentives in the form of rebates continue to be an important contributor to the segment’s operating profits.

Mr. Kuhn said, “The strong results for Kaman’s Industrial Distribution segment reflect a strengthening U.S. industrial economy along with the impact of expense reduction, process improvement, and lean thinking initiated by the company during the manufacturing recession years of 2001-2003. Kaman’s strategy of expanding its geographic footprint through selective acquisitions and branch openings also contributed. In the third quarter the company acquired Brivsa de Mexico, a small Monterrey, Mexico distributor, expanding the company’s ability to serve its national account customers with operations in this important Mexican industrial center.

“The industrial environment continued to be strong throughout the quarter even though some of the leading indicators have softened in recent periods. Sales in the natural resource-oriented Western U.S. economy contributed to the sales growth as the demand for basic resources has remained high and U.S. dollar exchange rates stimulated the export market. East and Central regions also produced strong results, while the Southern markets are expected to contribute to results as hurricane damaged facilities are brought back on line.”

Kaman is the nation’s third largest distributor of power transmission, motion control, material handling and electrical components and a wide range of bearings. Products and value-added services are offered to a customer base of more than 50,000 companies representing a highly diversified cross-section of North American industry. The company’s footprint of nearly 200 branches and regional distribution centers covers 70 of the top 100 industrial markets in the United States.

“Kaman Reports Third Quarter Earnings”
November 8, 2004

Music Segment

The Music segment’s operating profit was $3.5 million in the 2004 third quarter, compared to $2.8 million the previous year. Sales for the quarter were $42.4 million, compared to $37.9 million the prior year.

For the nine-month period the segment had operating profits of $6.8 million, compared to $6.0 million in the 2003 period. Sales for the nine months of 2004 were $117.9 million, compared to $103.5 million in 2003.

Mr. Kuhn said, “Music performed well in the quarter with solid gains in sales and operating profits as dealers who had been buying cautiously over the past several months decided to stock more aggressively for the upcoming holiday season. Sales were strong across our customer base of large national and small local dealers, with Kaman’s Ovation and Takamine guitars, Gretsch drum sets, and Genz Benz amplifiers all doing well. Increased sales of Sabian cymbals and Elixir strings also contributed.

“The company continues to expand its market penetration with new customers and new products. The recently introduced Ovation LX series premium guitar is receiving high acceptance ratings from players and industry reviews have been outstanding. To fill the influx of orders for the LX series, the company has been gradually increasing production to satisfy the resulting manufacturing backlog, while maintaining the high quality of the product. The company’s strategy of offering premium brands that are exclusive to Kaman has worked well in the market and remains a focus for this segment.”

Kaman is the largest independent distributor of musical instruments and accessories in the United States, offering more than 15,000 products for amateurs and professionals.

Concluding Remark

Mr. Kuhn concluded: “Throughout its history, Kaman Corporation has built and maintained a diversified business structure in order to ensure financial stability during periods when business conditions or other factors were difficult. This basic business philosophy has served the company well. From 2001 through 2003, world aviation and industrial markets were weak, and Kaman encountered challenges that affected earnings performance. Throughout this time and continuing at present, the company’s balance sheet has remained sound. We used these years to strengthen the business model, implementing a higher level of ‘lean thinking’ and individual strategies to build each of the business segments. Acting on these strategies has required difficult decisions, including a major plant relocation and divestit ure of non-core elements of the business. We have made selected acquisitions and have worked through a number of problems on various aerospace contracts. Two of our segments, Industrial Distribution and Music, and the Kamatics portion of the Aerospace segment, are delivering good financial performance in 2004 and are competing well in their markets with good opportunities for growth. Taken together, these achievements validate the work we have done.”

“Kaman Reports Third Quarter Earnings”
November 8, 2004

FORWARD-LOOKING STATEMENTS

This report contains forward-looking information relating to the corporation's business and prospects, including aerostructures and helicopter subcontract programs and components, advanced technology products, the SH-2G and K-MAX helicopter programs, the industrial distribution and music businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions and thereafter contract negotiations with government authorities, including foreign governments; 2) political developments in countries where the corporation intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the corporation, particularly industrial production and commercial aviation, and global economic conditions; 5) satisfactory completion of the Australian SH-2G(A)program, including successful completion and integration of the full ITAS software; 6) achievement of and actual costs for recertifying products and processes in connection with the expanded Jacksonville facility; 7) for the JPF program, receipt and successful execution of production orders as well as the exercise of all contract options as such exercise has been assumed in connection with goodwill impairment evaluations; 8) satisfactory resolution of the EODC/University of Arizona litigation; 9) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses; 10) satisfactory results of negotiations with NAVAIR concerning the corporation's leased facility in Bloomfield, Conn.; 1 1) profitable integration of acquired businesses into the corporation's operations; 12) changes in supplier sales or vendor incentive policies; 13) the effect of price increases or decreases; 14) pension plan assumptions and future contributions; and 15) currency exchange rates, taxes, changes in laws and regulations, interest rates, inflation rates, general business conditions and other factors. Any forward-looking information should be considered with these factors in mind.

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Contact:
Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com

“Kaman Reports Third Quarter Earnings”
November 8, 2004

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,

	2004	2003	2004	2003

Net Sales	$246,017	$223,324	$738,866	$655,645

Costs and expenses:
Cost of sales	195,365	168,584	570,282	484,615
Selling, general and
administrative expense	63,922	53,415	181,396	156,799
Net (gain)/loss on sale of
product lines and other assets	20	(1,317)	(215)	(18,143)
Other operating
(income)/expense, net	(468)	(493)	(1,221)	(1,107)
Interest expense, net	891	739	2,635	2,258
Other (income)/expense, net	136	443	797	1,035
	259,866	221,371	753,674	625,457
Earnings (loss) before income taxes	(13,849)	1,953	(14,808)	30,188
Income taxes (benefit)	(1,960)	765	(2,375)	11,750

Net earnings (loss)	$(11,889)	$1,188	$(12,433)	$18,438

Net earnings (loss) per share:
Basic	$(.52)	$.05	$(.55)	$.82
Diluted (1)	$(.52)	$.05	$(.55)	$.81

Average shares outstanding:
Basic	22,717	22,584	22,684	22,543
Diluted (2)	22,717	23,585	22,684	23,516

Dividends declared per share	$.11	$.11	$.33	$.33

(1) The calculated diluted per share amounts for the three months ended September 30, 2004 and 2003 and the nine months ended September 30, 2004 are anti-dilutive, therefore, amounts shown are equal to the basic per share calculation.

(2) Additional potentially diluted average shares outstanding of 917 for the three months ended September 30, 2004 and 955 for the nine months ended September 30, 2004 have been excluded from the average diluted shares outstanding due to the loss from operations in that year.

“Kaman Reports Third Quarter Earnings”
November 8, 2004

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$9,550	$7,130
Accounts receivable, net	207,173	193,243
Inventories	181,691	178,952
Income taxes receivable	4,590	1,043
Deferred income taxes	26,704	26,026
Other current assets	14,526	12,457
Total current assets	444,234	418,851
Property, plant and equipment, net	48,404	51,049
Goodwill and other intangible assets, net	53,346	53,347
Other assets	6,008	5,064
	$551,992	$528,311
Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$10,352	$7,673
Accounts payable	56,790	59,600
Accrued contract loss	30,842	23,611
Accrued restructuring costs	4,463	6,109
Other accrued liabilities	33,770	26,123
Advances on contracts	18,476	19,693
Other current liabilities	15,700	17,746
Total current liabilities	170,393	160,555
Long-term debt, excluding current portion	65,224	36,624
Other long-term liabilities	30,982	27,949
Shareholders’ equity	285,393	303,183
	$551,992	$528,311

“Kaman Reports Third Quarter Earnings”
November 8, 2004

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the Nine Months
	Ended September 30,
	2004	2003

Cash flows from operating activities:
Net earnings (loss)	$(12,433)	$18,438
Depreciation and amortization	6,836	7,657
Provision for losses on accounts receivable	2,273	188
Net gain on sale of product lines and other assets	(215)	(18,143)
Non-cash sales adjustment for recoverable costs - not billed	18,211	-
Deferred income taxes	(593)	1,818
Other, net	4,803	1,618
Changes in current assets and liabilities, excluding
effects of acquisitions/divestitures:
Accounts receivable	(34,391)	(18,008)
Inventory	(2,699)	(3,469)
Income taxes receivable	(3,547)	(858)
Accounts payable	(2,814)	2,309
Accrued contract loss	7,231	(3,828)
Accrued restructuring costs	(1,646)	(892)
Advances on contracts	(1,217)	(893)
Income taxes payable	5	3,040
Changes in other current assets and liabilities	3,471	6,056
Cash provided by (used in) operating activities	(16,725)	(4,967)

Cash flows from investing activities:
Proceeds from sale of product lines and other assets	348	28,309
Expenditures for property, plant & equipment	(5,015)	(6,682)
Acquisition of businesses, less cash acquired	(399)	(465)
Other, net	(472)	(1,016)

Cash provided by (used in) investing activities	(5,538)	20,146

Cash flows from financing activities:
Changes to notes payable	2,660	293
Additions / (reductions) to long-term debt	28,600	(6,358)
Proceeds from exercise of employee stock plans	911	956
Purchase of treasury stock	(9)	(205)
Dividends paid	(7,479)	(7,431)

Cash provided by (used in) financing activities	24,683	(12,745)

Net increase (decrease) in cash and cash equivalents	2,420	2,434

Cash and cash equivalents at beginning of period	7,130	5,571

Cash and cash equivalents at end of period	$9,550	$8,005

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